Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 141 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Emerging Asia Fund of our reports dated December 13, 2017; and Fidelity Advisor Global Equity Income Fund of our report dated December 18, 2017, relating to the financial statements and financial highlights included in the October 31, 2017 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts September 26, 2018